Exhibit 99.1

Company Announcement

Today we are pleased to announce the next exciting chapter in ExamWorks history.

Over the past eight years, we have grown from an idea to the global leader in the IME industry, approaching $1 billion in revenue. ExamWorks is the market leader in the U.S., U.K., Australia and Canada, with over 3,600 dedicated employees who process over 1.2 million transactions annually, consisting of IME, Peer Review, MSA and related services.

At the beginning of the year, we acquired the leading document retrieval and management services company and have started talking to our clients about this new product offering. Earlier this month, we completed the 57 th acquisition, and we continue to look for future businesses to join our company.

Our success has not gone un-noticed. Earlier this year, the company was approached by Leonard Green & Partners, a well-known private equity firm, expressing an interest to take ExamWorks private.

Over the next few months, they took a closer look at our company, and we were able to get to know their team. We found that we share the same philosophy in running our business, and as they learn more about us, they got more excited about ExamWorks and our business.

The entire executive management team will be staying, and will be fully engaged in leading the company to the next level. As a public company, we were required to report results every 90 days, allowing our competitors to know the details about our company, and causing us to often take a shorter term view. One of the biggest benefits to running our company under private ownership will be the ability to take a longer term view as we plan for the future and as we operate the company.

ExamWorks has a bright future and we have big plans to continue the transformation of our industry. We will continue to be focused on both organic growth, and growth from acquisitions. Some of our organic growth will come from new national accounts, along with continued wins in the local markets.

We plan to finalize this transaction with Leonard Green by mid-year. Between now and then, and into the future, much will stay the same. ExamWorks will remain focused on growing our company, partnering with our physicians and medical panel to provide the industry’s best service to our clients.

We want to sincerely thank each of you who have helped build a great company, and we look forward to a bright and exciting future filled with opportunity for all of you.